January 25, 2001

DST SYSTEMS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2000 FINANCIAL RESULTS

For the quarter ended December 31, 2000, DST's consolidated net income was $67.6 million or $0.52 per diluted share compared to fourth quarter 1999 net income of $37.1 million or $0.29 per diluted share, a 82.2% increase in net income and a 79.3% increase in diluted earnings per share. Fourth quarter 2000 and fourth quarter 1999 results include after tax gains of $19.7 million and $4.3 million, respectively, related to sales of marketable securities. Adjusting fourth quarter 2000 and 1999 results for the effect of the securities sales, fourth quarter 2000 net income and diluted earnings per share would have been $47.9 million and $0.37, respectively, an increase of 45.9% and 47.8%, respectively.

For the full year, DST's consolidated net income was $215.8 million or $1.67 per diluted share compared to $138.1 million or $1.06 per diluted share in 1999, a 56.3% increase in net income and a 57.5% increase in diluted earnings per share. Full year 2000 results include after tax income of $34.3 million in connection with the settlement of a legal dispute related to a former equity investment and gains on sales of marketable securities. Adjusting year to date 2000 and 1999 results for the effect of the litigation settlement and gains on securities sales, full year 2000 net income and diluted earnings per share were $181.5 million and $1.40, respectively, an increase of 37.6% and 37.9%, respectively.

The following table summarizes the Company's revenues and income from operations by segment (dollars in millions):

                                Quarter ended                  Year ended
                                 December 31,                  December 31,
                         -------------------------     -------------------------
                             2000          1999            2000         1999
                         -----------   -----------     -----------   -----------
 Revenues

 Financial Services       $ 161.7        $ 141.9         $ 621.0       $ 554.9
 Output Solutions           151.5          133.0           592.2         512.2
 Customer Management         47.3           55.5           195.0         203.0
 Investments and Other        8.8            8.1            33.2          32.9
 Eliminations               (20.1)         (19.3)          (79.3)        (75.5)
                         -----------   -----------     -----------   -----------
                          $ 349.2        $ 319.2        $1,362.1     $ 1,227.5
                         ===========   ===========     ===========   ===========

 Income from operations

 Financial Services        $ 50.0         $ 29.2         $ 179.3       $ 122.8
 Output Solutions            14.0            9.8            65.0          49.0
 Customer Management          5.2           10.3            15.1          21.3
 Investments and Other        1.7            0.8             5.2           6.6
                         -----------   -----------     -----------   -----------
                           $ 70.9         $ 50.1         $ 264.6       $ 199.7
                         ===========   ===========     ============  ===========

Consolidated revenues for the quarter increased $30.0 million or 9.4% over the prior year quarter and for the year increased $134.6 million or 11.0% over the prior year principally from higher Financial Services and Output Solutions Segment revenues. Consolidated income from operations totaled $70.9 million for the quarter and $264.6 million for the year ended December 31, 2000, an increase of $20.8 million or 41.5% over the 1999 fourth quarter and $64.9 million or 32.5% over 1999 year to date results, primarily from increased operating earnings in the Financial Services and Output Solutions Segments.

Financial Services Segment
Financial Services Segment revenues for the quarter were $161.7 million, an increase of $19.8 million or 14.0% over fourth quarter 1999. U.S. revenues increased $22.1 million, or 20.0%, primarily from increases in mutual fund shareowner accounts processed and higher AWD(R) revenues from an increase in workstations licensed.

U.S. mutual fund shareowner accounts serviced totaled 72.1 million at December 31, 2000, an increase of 7.0 million or 10.8% since September 30, 2000, including approximately 5.8 million mutual fund shareholder accounts from new customers converted, principally from the American Century, Dreyfus, Liberty and State Farm families of funds. For the full year 2000, shareowner accounts serviced increased by 15.7 million or 27.8%.

Total retirement plan accounts serviced increased 2.6 million or 12.3% during the quarter to 23.8 million accounts and increased 6.4 million or 36.8% compared to 1999 year end. Net new IRA accounts during the quarter increased 1.6 million, of which approximately 31% were Roth or Educational IRA accounts. Roth or Educational IRA's now comprise approximately 23% of total IRA accounts serviced by the Company. Total 401(k) accounts serviced increased approximately 1.0 million or 20.4% during the quarter to 5.9 million accounts and increased 2.5 million accounts or 73.5% compared to 1999 year end. U.S. AWD workstations licensed were 47,900 at December 31, 2000, an increase of 33.8% over year end 1999 levels.

International Financial Services revenues totaled $28.9 million for the fourth quarter 2000, a decrease of $2.3 million or 7.4% over comparable prior year quarter revenues. Increased international AWD software maintenance revenues were offset by lower revenues from professional service and Canadian mutual fund processing. Canadian mutual fund shareowner accounts serviced decreased to 1.5 million at year end 2000 primarily from the loss of a client associated with an acquisition. International AWD workstations licensed were 25,300 at December 31, 2000, an increase of 15.5% over year end 1999 levels.

Financial Services income from operations for the fourth quarter 2000 increased $20.8 million or 71.2% over the prior year quarter to $50.0 million, resulting in an operating margin of 30.9% compared to 20.6% for the prior year. Costs and expenses increased 3.5%, primarily from increased personnel costs necessary to support revenue growth. Depreciation and amortization costs decreased $4.2 million or 19.3% compared to the fourth quarter of 1999, primarily attributable to a 1999 one-time $3.7 million asset impairment charge for certain international securities processing systems. Adjusting for the one time $3.7 million charge, operating income for fourth quarter 2000 increased 52.0%.

Financial Services revenues for the year ended December 31, 2000 were $621.0 million, an increase of $66.1 million or 11.9% over the prior year period, principally from higher U.S. mutual fund and AWD revenues. Financial Services Segment income from operations for the year ended December 31, 2000 increased $56.5 million to $179.3 million, 46.0% over the prior year. Costs and expenses increased 1.9%, principally from increased personnel costs to support revenue growth. Year to date depreciation and amortization increased 3.9% to $69.1 million over the 1999 year to date amounts, primarily attributable to the amortization of capitalized software development costs.

Output Solutions Segment
Output Solutions Segment revenues for the quarter ended December 31, 2000 were $151.5 million, an increase of $18.5 million or 13.9% over fourth quarter 1999. Increased revenues were recorded from higher image and statement volumes from customers in financial services, telecommunications and satellite TV and increased Internet-based electronic bill and statement presentation revenues. Compared to the fourth quarter of 1999, images produced in the fourth quarter 2000 increased 14.5% to 1.9 billion and statements mailed increased 1.7% to 456 million.

Output Solutions income from operations for the fourth quarter increased $4.2 million or 42.9% over the prior year quarter to $14.0 million, resulting in an operating margin of 9.2% compared to 7.4% in the prior year quarter. Costs and expenses increased 12.2%, principally due to increased costs to support revenue growth, integration costs to standardize facilities and systems and higher Internet-based electronic bill and statement product development and selling costs. Depreciation and amortization costs increased 4.1% in the fourth quarter 2000 to $10.1 million from increased capital costs to support revenue growth.

Output Solutions revenues for the year ended December 31, 2000 were $592.2 million, an increase of $80.0 million or 15.6% over the prior year. Output Solutions Segment income from operations for the year ended December 31, 2000 increased $16.0 million or 32.7% over the prior year to $65.0 million.

Customer Management Segment
Customer Management Segment revenues for the quarter ended December 31, 2000 were $47.3 million, a decrease of $8.2 million or 14.8% from the 1999 quarter. Processing and service revenues for the quarter were $43.9 million, a decrease of $9.3 million or 17.5% from the 1999 quarter, and equipment sales increased $1.1 million to $3.4 million. Processing and service revenues were adversely affected by consolidation in the U.S. cable television industry, which resulted in lower numbers of U.S. cable subscribers serviced and changes in the revenue mix. Total cable and satellite subscribers serviced were 43.4 million at December 31, 2000, an increase of 11.0% compared to year end 1999 levels, principally from higher satellite and international cable subscribers serviced.

Customer Management income from operations for the fourth quarter 2000 decreased $5.1 million to $5.2 million, resulting in an operating margin of 11.0%. Costs and expenses decreased $3.2 million or 7.8%, primarily from lower costs associated with lower processing and service revenues. Depreciation and amortization was flat with the prior year quarter.

Customer Management revenues for the year ended December 31, 2000 were $195.0 million, a decrease of $8.0 million or 3.9% over the prior year. Higher satellite subscriber revenues were offset by lower U.S. cable subscriber revenues. Segment income from operations for the year ended December 31, 2000 decreased 29.1%, or $6.2 million to $15.1 million, principally from lower revenues.

The Company recently announced that it has signed an agreement with Comcast Cable Communications, Inc. to provide the Company's customer relationship management and workflow business solution, AWD. This is the first Customer Management client to contract for AWD. No Comcast AWD software license revenues were recognized during the quarter or year ended December 31, 2000. The Company expects to recognize such revenues in 2001.
The Company has been advised that a customer, MediaOne, plans to discontinue its processing agreement as a result of MediaOne's acquisition by AT&T. It is expected that a substantial portion of MediaOne's subscribers will be removed during 2001. At December 31, 2000, the Company serviced 3.6 million MediaOne subscribers.

Investments and Other Segment
Investments and Other Segment revenues, primarily rental income for facilities leased to the Company's operating segments, were $8.8 million for the quarter ended December 31, 2000, an increase of $0.7 million from the prior year quarter. Investments and Other Segment income from operations increased $0.9 million for the fourth quarter 2000 primarily due to a 1999 one-time charge related to certain equipment leased to third parties. Investments and Other Segment income from operations decreased $1.4 million for the year 2000 primarily due to increased real estate costs.

Equity in earnings (losses) of unconsolidated affiliates
The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (dollars in millions):

                      Quarter ended                          Year ended
                       December 31,                         December 31,
             -------------------------------      ------------------------------
                  2000             1999                 2000            1999
             --------------   --------------      ---------------  -------------

      BFDS       $ 2.4            $ 1.6               $ 12.5           $ 8.9
      EFDS        (1.2)            (1.9)                (2.1)           (5.3)
      Argus        0.3              0.5                  0.8             2.6
      Other        0.1              0.1                  0.2             0.4
             --------------   --------------      ---------------  -------------
                 $ 1.6            $ 0.3               $ 11.4           $ 6.6
             ==============   ==============      ===============  =============

Increased earnings were recorded at BFDS from higher levels of mutual fund activity. EFDS results were positively affected by higher levels of accounts serviced, offset by continued system development and conversion costs for FASTTM. EFDS accounts serviced increased 0.1 million or 3.8% during the quarter to 2.7 million at December 31, 2000, which is 0.7 million or 35.0% above year end 1999. Argus' fourth quarter earnings decreased from the prior year quarter as a result of lower revenues from changes in the claims mix, increased data processing costs and depreciation charges.

Other income, net
Other income was $34.1 million for the quarter ended December 31, 2000, compared to $8.1 million for the fourth quarter of 1999. The increase of $26.0 million is primarily a result of an increase of $24.1 million in pre-tax gains on sales of equity investments. During the fourth quarter 325,000 shares of State Street Corporation common stock were liquidated primarily in conjunction with the formation and capitalization of a wholly owned captive insurance company that will principally manage the Company's self-insured risks. The captive insurance company intends to invest its capital in a high grade fixed income portfolio.

Other income was $66.3 million for the year ended December 31, 2000, compared to $13.2 million for 1999. The increase in other income resulted from a previously disclosed first quarter 2000 pretax settlement of $10.8 million related to a legal dispute with a former equity investment. Year to date other income for 2000 also includes $43.0 million of gains on sales of equity investments, an increase of $33.2 million over 1999 gains, and $12.7 million primarily related to interest and dividend income, an increase of $5.3 million over 1999. The 1999 year to date results also include $2.9 million of equipment losses incurred upon disposing of certain mainframe computers used by Financial Services.

Interest expense
Interest expense totaled $1.1 million for the quarter ended December 31, 2000 and $5.6 million for the year ended December 31, 2000, a decrease of $0.1 million over the prior year quarter and an increase of $0.4 million over the prior year. For the full year, average interest rates and borrowings were higher in 2000 compared to 1999.

Income taxes
DST's effective tax rate was 35.9% for the quarters and years ended December 31, 2000 and 1999. The 2000 and 1999 tax rates were affected by tax benefits relating to certain international operations and recognition of state tax benefits associated with income apportionment rules.

                                  OTHER ACTIONS

Stock Repurchase Program

During the quarter ended December 31, 2000, DST purchased 1,230,000 shares of its common stock under previously announced share repurchase programs which total 16,350,000 shares. All of the shares purchased during the quarter will be utilized for DST's stock award, employee stock purchase and stock option programs. As of December 31, 2000, DST has purchased 6,660,000 shares since the programs commenced. Of the remaining 9,690,000 shares to be repurchased, 3,840,000 shares are expected to be utilized for DST's stock award, employee stock purchase and stock option programs and 5,850,000 shares are expected to be used for general corporate purposes.
EquiServe Acquisition

On December 20, 2000, DST announced that it had signed definitive agreements to acquire a controlling equity position in EquiServe by purchasing interests held by FleetBoston Financial Corporation and Bank One Corporation. The transaction is subject to regulatory approval and is expected to close at the end of the first quarter 2001. The Company has received notice of early termination of the Hart-Scott-Rodino review and is in the process of obtaining approval by the Office of the Comptroller of the Currency. Upon completion of the transaction, EquiServe's financial results will be consolidated with those of DST. On a proforma basis, the acquisition is not expected to have a material impact on DST's net income or earnings per share for 2001. DST will fund the acquisition with operating cash flows and existing credit facilities.

EquiServe is one of the nation's largest corporate shareholder service providers, maintaining and servicing the records of approximately 24 million shareholder accounts for more than 1400 publicly traded companies. EquiServe employs approximately 2,600 associates and estimates revenues of approximately $300 million for the year 2000.

DST is developing a new securities transfer system, called Fairway, which is designed to meet the changing regulatory and processing requirements of the corporate stock transfer industry. Under an existing agreement, DST will receive additional equity in EquiServe upon delivery of the Fairway system.

* * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-K/A dated March 25, 1999 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)

                                    For the Three Months       For the Year
                                     Ended December 31,     Ended December 31,
                                   --------------------   ----------------------
                                     2000       1999        2000         1999
                                   ---------  ---------   ---------   ----------

Revenues                          $ 349.2    $ 319.2     $ 1,362.1    $ 1,227.5

Costs and expenses                  244.6      230.4         968.9        905.0
Depreciation and amortization        33.7       38.7         128.6        122.8
                                   ---------  ---------   ---------   ----------

Income from operations               70.9       50.1         264.6        199.7

Interest expense                     (1.1)      (1.2)         (5.6)        (5.2)
Other income, net                    34.1        8.1          66.3         13.2
Equity in earnings of
     unconsolidated affiliates        1.6        0.3          11.4          6.6
                                   ---------  ---------   ---------   ----------

Income before income taxes and
     minority interests             105.5       57.3         336.7        214.3

Income taxes                         37.9       20.6         120.9         76.9
                                   ---------  ---------   ---------   ----------

Income before minority interests     67.6       36.7         215.8        137.4
Minority interests                              (0.4)                      (0.7)
                                   ---------  ---------   ---------   ----------

Net income                         $ 67.6     $ 37.1       $ 215.8      $ 138.1
                                   =========  =========   =========  ===========

Average common shares outstanding   124.8      126.4         125.3        126.4
Diluted shares outstanding          129.6      129.5         129.4        129.7

Basic earnings per share           $ 0.54     $ 0.29        $ 1.72       $ 1.09
Diluted earnings per share         $ 0.52     $ 0.29        $ 1.67       $ 1.06

DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE & CHX Symbol: DST
Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer